                         FIRST CAROLINA INVESTORS, INC.

                             REPORT TO SHAREHOLDERS

                                 JUNE 30, 2005

                         FIRST CAROLINA INVESTORS, INC.

                      STATEMENT OF ASSETS AND LIABILITIES
                             JUNE 30, 2005 AND 2004
                                  (UNAUDITED)

                                                         2005           2004
                                                      -----------    -----------

                                     ASSETS

Investments in securities, at value (cost of
  $22,595,873 in 2005 and $42,894,670 in 2004)......  $45,656,035    $68,051,556
Short term money market investments.................   21,088,462     27,741,536
Accrued dividend and interest receivable............       96,381         90,136
Amount due from sale of security....................           --        338,606
Other assets........................................    2,413,214      2,245,736
                                                      -----------    -----------
          Total assets..............................  $69,254,092    $98,467,570
                                                      -----------    -----------

                                  LIABILITIES

Accounts payable and accrued liabilities............  $ 2,476,390    $ 2,320,534
Federal and state income taxes payable..............    4,299,515      3,955,171
Deferred income taxes payable.......................    8,913,007      8,466,253
                                                      -----------    -----------
          Total liabilities.........................   15,688,912     14,741,958
                                                      -----------    -----------
Net Assets..........................................  $53,565,180    $83,725,612
                                                      ===========    ===========
Net assets per share (3,500,000 no par value
  common shares authorized, 886,679 shares issued,
  886,579 shares outstanding in 2005 and 2004,
  respectively).....................................  $     60.42    $     94.44
                                                      ===========    ===========


                See accompanying notes to financial statements.

          The financial statements should be read in conjunction with the 2004 Annual Report.

                         FIRST CAROLINA INVESTORS, INC.

                            STATEMENT OF OPERATIONS
                FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                  (UNAUDITED)

                                                        2005           2004
                                                     -----------    -----------

                                     INCOME
Dividends..........................................  $   446,277    $   519,175
Interest...........................................      593,764      1,364,897
Other..............................................       25,912            400
                                                     -----------    -----------
          Total income.............................    1,065,953      1,884,472
                                                     -----------    -----------

                                    EXPENSES
General and administrative.........................       46,266         42,359
Director fees and expenses.........................       85,008        105,159
Professional fees..................................      113,712         77,322
State and local taxes..............................        7,308          7,020
Other..............................................       20,547         11,062
                                                     -----------    -----------
          Total expenses...........................      272,841        242,922
                                                     -----------    -----------
Earnings before income taxes and realized and
  unrealized appreciation on investments...........      793,112      1,641,550
Provision for income taxes.........................     (208,000)      (513,000)
                                                     -----------    -----------
Investment income, net.............................      585,112      1,128,550
Gain realized on investments in other companies
  (net of income tax provision of $2,022,000 in
  2005 and $1,372,000 in 2004).....................    5,668,202      2,236,167
Change in unrealized depreciation of investments
  for the period, net of deferred taxes............   (6,280,744)    (1,504,880)
                                                     -----------    -----------
          Net increase (decrease) in net assets
            resulting from operations..............  $   (27,430)   $ 1,859,837
                                                     ===========    ===========


                See accompanying notes to financial statements.

          The financial statements should be read in conjunction with the 2004 Annual Report.

                         FIRST CAROLINA INVESTORS, INC.

                      STATEMENTS OF CHANGES IN NET ASSETS
                FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                  (UNAUDITED)

                                                        2005          2004
                                                     -----------   -----------

Increase (decrease) in net assets from operations
  Investment income, net...........................  $   585,112   $ 1,128,550
  Realized gain on investments, net................    5,668,202     2,236,167
  Change in unrealized depreciation, net...........   (6,280,744)   (1,504,880)
                                                     -----------   -----------
     Net increase (decrease) in net assets
       resulting from operations...................      (27,430)    1,859,837
Distributions to shareholders of $1.00 per share
  from investment income, net......................     (886,679)     (886,679)
                                                     -----------   -----------
     Total increase (decrease).....................     (914,109)      973,158
Net assets
  Beginning of period..............................   54,479,289    82,752,454
                                                     -----------   -----------
  End of period....................................  $53,565,180   $83,725,612
                                                     ===========   ===========


                See accompanying notes to financial statements.

          The financial statements should be read in conjunction with the 2004 Annual Report.

                         FIRST CAROLINA INVESTORS, INC.

                           INVESTMENTS IN SECURITIES
                             JUNE 30, 2005 AND 2004
                                  (UNAUDITED)

                                                                        2005                       2004
                                                              ------------------------   -------------------------
                                                              PRINCIPAL                   PRINCIPAL
                                                              AMOUNT OR                   AMOUNT OR
                                                              NO. SHARES   FAIR VALUE    NO. SHARES    FAIR VALUE
                                                              ----------   -----------   -----------   -----------
Common and Preferred Stocks -- 81.6% in 2005 and 78.1% in
  2004
Financial Services -- 79.1% in 2005 and 65.0% in 2004
  Aon Corporation...........................................     100,000   $ 2,504,000       100,000   $ 2,847,000
  Coast Financial Holdings, Inc.............................          --            --         7,148       104,361
  Evans Bancorp, Inc........................................      63,294     1,395,000        67,257     1,599,371
  Finova Group, Inc.........................................   2,000,000       170,000     2,000,000       300,000
  Halterm Income Fund.......................................     123,300       562,371       123,300       470,143
  Keycorp...................................................          --            --       100,000     2,989,000
  M & T Bank Corporation....................................     175,000    18,403,000       225,000    19,642,500
  Mercantile Bankshares Corporation.........................      58,800     3,029,964        70,000     3,277,400
  Merchants Group, Inc......................................     121,100     2,939,702       121,100     3,118,325
  Ravensource Fund..........................................      74,000       439,930        48,600       227,448
Manufacturing -- 4.6% in 2005 and 18.1% in 2004
  Allied Healthcare Products, Inc...........................          --            --       850,000     4,369,000
  Amcast Industrial Corporation.............................          --            --     1,087,900     3,730,629
  High Falls Brewery Company, LLC...........................     193,900            --       193,900            --
  Sun-Rype Products Ltd.....................................     177,200     1,731,776       177,200     1,523,388
Services -- 0.0% in 2005 and 6.6% in 2004
  Barrister Global Services Network, Inc....................          --            --       159,810         1,598
  Ecology & Environment, Inc................................          --            --       369,200     3,507,400
Diversified -- 16.3% in 2005 and 10.3% in 2004
  Alderwoods Group, Inc.....................................     265,745     3,813,441       265,745     3,242,089
  First Union Real Estate Equity & Mortgage Investments
    Preferred Conv Ser A....................................      91,000     2,256,800        91,000     2,214,030
                                                                           -----------                 -----------
Total Common and Preferred Stocks -- (cost of $15,794,472 in
  2005 and $33,303,839 in 2004).............................               $37,245,984                 $53,163,682
                                                                           -----------                 -----------
Debentures -- 18.4% in 2005 and 21.9% in 2004
  Alderwoods Group, Inc. 12.25% Senior Unsecured Notes due
    2009....................................................  $       --            --   $ 1,824,700     2,016,294
  AMR Corporation 9% Debentures due 2016....................   1,000,000       775,000            --            --
  Call-Net Enterprises, Inc. 10.625% Senior Secured Notes
    due 2009................................................   5,000,000     5,387,500    10,000,000     9,950,000
  High Falls Brewery Company, Inc. LLC 12% Notes due 2008...   1,110,000            --      1,110,00            --
  Lindsey Morden Group 7% Notes due 2008....................          --            --     4,500,000     2,725,020
  Moran Energy, Inc 8.75% Subordinated Notes due 2008.......      22,000        21,780        22,000        21,560
  St. Paul Associates, LLC 12% Note due 2009................     180,771       180,771       175,000       175,000
  Sea Containers, Ltd. 10.5% Bonds due 2012.................   2,000,000     2,045,000            --            --
                                                                           -----------                 -----------
Total Debentures (cost of $6,801,401 in 2005 and $9,590,831
  in 2004)..................................................               $ 8,410,051                 $14,887,874
                                                                           -----------                 -----------
Total -- 100% (cost of $22,595,873 in 2005 and $42,894,670
  in 2004)..................................................               $45,656,035                 $68,051,556
                                                                           ===========                 ===========

                See accompanying notes to financial statements.

          The financial statements should be read in conjunction with the 2004 Annual Report.

                         FIRST CAROLINA INVESTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, FINANCIAL STATEMENT PRESENTATION AND ORGANIZATION.

  (a) Organization

     First Carolina Investors, Inc. was organized December 2, 1971 and subsequently incorporated in the State of Delaware July 1, 1987. On January 3, 1995, First Carolina Investors, Inc. registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940.

  (b) Principles of consolidation and financial statement presentation

     The accompanying financial statements represent First Carolina Investors, Inc. (the Company). All significant intercompany accounts and transactions have been eliminated. Financial highlights for 2003, 2002 and 2001 reflect subsidiaries.

  (c) Investments in Securities

     The Company records security transactions based on the trade date. Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price. Securities of privately-held issuers or for which market quotations are not readily available are valued at fair value as determined in good faith by the Company's Pricing Committee of the Board of Directors. In determining fair value, the Pricing Committee of the Board of Directors may consider, if available, financial statements; business and strategic plans; evaluations of major assets; quality of management; legal, contractual or market restrictions or limitations on sale of the securities; and other factors which the directors deem relevant. Realized gains and losses are determined based on the average cost of the securities sold.

     Interest income is recognized on the accrual basis. Dividend income is recognized on the ex-dividend date. Discounts and premiums on debentures are amortized to cost over the life of the debentures at the effective rate of interest.

  (d) Income taxes

     The Company is subject to federal and state corporate income taxes. The Company accounts for deferred income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Deferred income taxes payable have been increased to reflect the estimated federal and state income tax liabilities on investments in securities in the accompanying Statement of Assets and Liabilities.

  (e) Distributions to Shareholders

     Dividends payable to shareholders are recorded on the declaration date.

  (f) Management's use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the

                         FIRST CAROLINA INVESTORS, INC.

                             JUNE 30, 2005 AND 2004
                                  (UNAUDITED)

reported amounts of increase and decrease in net assets from operations during the reporting period. Actual results may differ from these estimates.

  (g) Reclassification

     Certain amounts included in the 2004 statement of operations have been reclassified to conform to the 2005 presentation.

2. INVESTMENT TRANSACTIONS

     Cost of purchases and proceeds from sales of investment securities were $2,866,000 and $14,260,828 during 2005 and $6,938,420 and $12,635,590 during
2004. The net gain on sale of investments in other companies was $5,668,202 for 2005 and $2,236,167 for 2004. Net gains are computed using the average cost method.

3. OTHER ASSETS

     The components of other assets at June 30, 2005 and 2004 are as follows:

                                                        2005          2004
                                                     ----------    ----------

Deferred compensation, funded.....................   $2,401,736    $2,236,170
Miscellaneous.....................................       11,478         9,566
                                                     ----------    ----------
                                                     $2,413,214    $2,245,736
                                                     ==========    ==========


     The deferred compensation includes amounts owed to affiliated persons pursuant to a deferred compensation plan. The deferred compensation has accrued over twenty-one years. Contributions are no longer being made to the plan.

4. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     The components of accounts payable and accrued liabilities at June 30, 2005 and 2004 are as follows:

                                                        2005          2004
                                                     ----------    ----------

Overdrafts.........................................  $   10,004    $    3,952
Trade accounts payable.............................      60,865        48,616
Accounts payable for securities....................          --        27,819
Deferred compensation (note 3).....................   2,401,736     2,236,170
Miscellaneous accruals and payable.................       3,785         3,977
                                                     ----------    ----------
                                                     $2,476,390    $2,320,534
                                                     ==========    ==========

5. NET ASSETS PER SHARE

     Net assets per share are based on the number of shares of common stock and common stock equivalents outstanding, which, after deducting treasury stock, were 886,579 at both June 30, 2005 and June 30, 2004.

6. SHARE REPURCHASE PROGRAM

     As of December 17, 2003 the Company no longer repurchases its equity shares. Prior to that date, 639,202 shares were repurchased at a cost of $22,498,467.

                         FIRST CAROLINA INVESTORS, INC.

                             JUNE 30, 2005 AND 2004
                                  (UNAUDITED)

7. DISTRIBUTIONS TO SHAREHOLDERS

     Two dividends totaling $1.00 per share were declared during the six months ended June 30, 2005 and 2004. The dividends are taxable to shareholders as dividend income.

     The Company's directors have adopted a dividend policy to reflect the Company's intention to distribute to shareholders as dividends not less than all undistributed personal holding company income of the Company as defined in the Internal Revenue Code. In the Company's case, the sources of such income are primarily dividends and interest received. In the fourth quarter an adjusting dividend is declared, if necessary, to effect a distribution of all undistributed personal holding company income for the fiscal year.

8. DIRECTOR FEES

     Each Director receives fees of $2,500 per directors' meeting attended and $1,000 per audit committee meeting attended. Each Director also receives an additional $10,000 yearly fee. Effective June 20, 2005 the Chairman of the Audit Committee is to receive a $5,000 yearly fee. For the six months ended June 30, 2005 and 2004 directors' fees totaled $84,000 and $99,000, respectively.

9. RELATED PARTY TRANSACTIONS

     The Company paid brokerage fees of $14,175 and $17,450 for the six months ended June 30, 2005 and 2004, respectively. Trubee, Collins & Co., Inc. received $2,200 and $3,625 during the six months ended June 30, 2005 and 2004, respectively. The Company has executed securities transactions through the brokerage firm of Trubee, Collins and Co., Inc., of which Brent D. Baird, President and an affiliated person of the Company, is a registered person.

                         FIRST CAROLINA INVESTORS, INC.

                             JUNE 30, 2005 AND 2004
                                  (UNAUDITED)

                    COMPUTATION OF NET ASSET VALUE PER SHARE

                FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                  (UNAUDITED)

                                                        2005           2004
                                                     -----------    -----------

Net Asset..........................................  $53,565,180    $83,725,612
                                                     ===========    ===========
Shares Outstanding.................................      886,579        886,579
                                                     ===========    ===========
Net Asset Value per Share..........................  $     60.42    $     94.44
                                                     ===========    ===========

  Annual Meeting Summary

     On June 20, 2005 the annual shareholders meeting was held in Rock Hill, South Carolina. At the meeting, five directors, constituting the entire Board of Directors, were elected to serve a one year term. The votes were as follows:

DIRECTORS NAME                                                  FOR     WITHHELD
--------------                                                -------   --------

Bruce C. Baird..............................................  834,165      755
Theodore E. Dann, Jr........................................  834,465      455
Patrick W. E. Hodgson.......................................  834,465      455
James E. Traynor............................................  825,465    9,855
H. Thomas Webb III..........................................  834,465      455

     At the meeting the election of independent auditors for the 2005 audit also occurred.

     To ratify the appointment of KPMG LLP, the votes were as follows:

                             FOR     AGAINST   ABSTAIN
                           -------   -------   -------

                           833,215     130      1,575

                         FIRST CAROLINA INVESTORS, INC.

                             JUNE 30, 2005 AND 2004
                                  (UNAUDITED)

                              FINANCIAL HIGHLIGHTS

 FOR THE FIVE SIX-MONTH PERIODS ENDED JUNE 30, 2005, 2004, 2003, 2002, AND 2001
                                  (UNAUDITED)

                                                2005         2004         2003         2002         2001
                                             ----------   ----------   ----------   ----------   ----------
FINANCIAL HIGHLIGHTS*
---------------------
Investment income                            $     1.20   $     2.12   $     5.35   $     3.61   $     2.17
  Expenses (including income taxes)                (.54)        (.85)       (2.24)       (1.39)       (0.83)
                                             ----------   ----------   ----------   ----------   ----------
  Investment income - net                           .66         1.27         3.11         2.22         1.34
  Net realized and unrealized gain on real
    estate and investments                         (.69)         .83         5.44         0.06         4.68
                                             ----------   ----------   ----------   ----------   ----------
  Total from investment operations                (0.03)        2.10         8.55         2.28         6.02
  Distributions from investment income -
    net                                           (1.00)       (1.00)       (1.00)       (1.00)       (1.00)
Capital share transactions                          .00          .00         0.32         0.10         0.06
                                             ----------   ----------   ----------   ----------   ----------
Net increase in net asset value                   (1.03)        1.10         7.87         1.38         5.08
Net asset value:
  Beginning of period                             61.45        93.34        98.36       101.05        95.48
                                             ----------   ----------   ----------   ----------   ----------
  End of period                                   60.42        94.44       106.23       102.43       100.56
                                             ==========   ==========   ==========   ==========   ==========
Market value end of period                        56.25        76.30        90.65        88.50        80.00
Total Net Assets                             53,565,180   83,725,612   94,788,659   94,566,523   95,688,028

RATIOS
------
Ratio of expenses to average net assets             .89%         .29%        0.39%        0.21%        0.23%
Ratio of investment income - net to
  average net assets                               1.09%        1.34%        3.03%        2.10%        1.26%
Portfolio turnover                                 5.38%        9.20%        6.08%       20.35%       22.38%
Total return based on market price                 2.12%        1.77%        9.14%        9.04%        9.48%
AVERAGE SHARES OUTSTANDING                      886,579      886,579      904,480      924,288      952,203

* Per share data is based upon the average number of shares outstanding for the period. The computation assumes that all outstanding stock options were exercised and the proceeds used to purchase common stock. Financial highlights for 2003, 2002 and 2001 reflect subsidiaries.

DIRECTORS
Bruce C. Baird
President, Belmont Contracting Co., Inc.

Patrick W.E. Hodgson+
President, Cinnamon Investments Ltd. and
Chairman, Todd Shipyards Corporation

Theodore E. Dann, Jr.+
Executive Vice President, Advance Foam Plastics, Inc.

James E. Traynor+
President, Clear Springs Development Co., LLC

H. Thomas Webb III++
Senior Vice-President, Crescent Resources, Inc.

OFFICERS
Brent D. Baird++
President

Bruce C. Baird
Vice President, Secretary

Cynthia Raby
Assistant Secretary

REGISTRAR, TRANSFER AND DISBURSING AGENT
Continental Stock Transfer and Trust Company
17 Battery Place
New York, NY 10004

INDEPENDENT AUDITORS
KPMG LLP
401 South Tryon Street
Charlotte, NC 28202

+ Member of the Audit Committee

++ Member of Pricing Committee